Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into this 20th day of April, 2022 (the “Effective Date”), by and among FIRST INTERNET BANCORP (“Parent”), FIRST INTERNET BANK OF INDIANA, Parent’s wholly-owned subsidiary (the “Bank”), and KENNETH J. LOVIK (the “Executive”). Parent and Bank are collectively referenced as “INBK.” Executive, Parent and Bank are collectively referred to as the “parties” or individually referred to as a “party.”

RECITALS

WHEREAS, Parent desires to encourage or continue to encourage Executive to make valuable contributions to Parent’s and Bank’s business operations and not to seek or accept employment elsewhere;

WHEREAS, Executive desires to be assured of a secure minimum compensation from Parent and Bank for his services over a defined term as well as severance and change in control benefits;

WHEREAS, Parent desires to assure the continued services of Executive on behalf of Parent and Bank on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt by any person to obtain control of Parent;

WHEREAS, Parent recognizes that when faced with a proposal for a change of control of Parent, Executive will have a significant role in helping the Board of Directors assess the options and advising the Board of Directors on what is in the best interests of Parent and its shareholders, and it is necessary for Executive to be able to provide this advice and counsel without being influenced by the uncertainties of his own situation;

WHEREAS, INBK desires to provide fair and reasonable benefits to Executive on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Executive acknowledges that by virtue of his position with INBK, he has or will have advantageous familiarity with the business of INBK and its customers, wherever located;

WHEREAS, Executive acknowledges that he has become knowledgeable about, or has or will have access to Confidential Information (defined below) concerning INBK, including information regarding INBK’s business operations and customers, and that INBK could be harmed if Executive were to become employed by a competitor or such confidential information were to be used, divulged or become known to others;

WHEREAS, Executive acknowledges that INBK has a non-traditional business model, that INBK does business throughout the United States by means of its nationwide deposit gathering and asset generation platforms, that the industry in which INBK competes is extremely competitive and that INBK has expended substantial money and resources to develop and maintain its non-traditional business model, its relationships with customers and to develop and implement its Confidential Information;

WHEREAS, INBK desires reasonable protection of its Confidential Information and relationships with customers which INBK has developed over the years at substantial expense and assurance that Executive will not compete with Parent or Bank for a reasonable period of time after termination of his employment with Parent and Bank, during which he may be receiving severance benefits, except as otherwise provided herein; and

Exhibit 10.3
NOW, THEREFORE, the parties incorporate the above recitals and in consideration of the mutual promises, covenants and undertakings made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, covenant and agree as follows:

1. Employment. Upon the terms and subject to the conditions set forth in this Agreement, INBK agrees to employ or continue to employ Executive as Parent’s Executive Vice President and Chief Financial Officer and as Bank’s Executive Vice President and Chief Financial Officer and Executive accepts such continued employment.

2. Positions. Executive agrees to serve as Parent’s Executive Vice President and Chief Financial Officer and as Bank’s Executive Vice President and Chief Financial Officer (the “Principal Positions”) and to perform such duties in those offices as may reasonably be assigned to him by Parent’s or Bank’s Board of Directors or Chief Executive Officer and such duties which are of the character as those generally associated with such Principal Positions. Executive shall report to the Parent’s and Bank’s Chief Executive Officer. Executive shall devote substantially all his business time and efforts to Parent’s and Bank’s business. Executive agrees that throughout the period of Executive’s employment with Parent or Bank, he will not perform any activities or services, or accept such other employment which would be inconsistent with this Agreement, the employment relationship between the parties, or would interfere with or present a conflict of interest concerning Executive’s employment with Parent or Bank; provided, however, that Executive must obtain permission from the Chief Executive Officer before accepting outside employment, including self-employment, or service on the boards of directors of other entities. Executive acknowledges that he has a duty of loyalty to INBK and agrees that he must discharge his duties to INBK loyally and in good faith. Executive agrees to adhere to and comply with any and all business practices and requirements of ethical conduct set forth in writing from time to time by Bank or Parent, including the Code of Conduct and the Employee Handbook.

3. Term. The initial term of this Agreement shall commence on the Effective Date and shall end on December 31, 2024. Thereafter, the term of this Agreement shall automatically renew for successive one (1) year terms unless one party provides written notice to the other party at least ninety (90) days in advance of the end of the then existing term (either the initial term or any renewal term) that the party does not wish to renew the term of this Agreement. The initial term or any renewal term are referred to herein as the “Term.” Notwithstanding the foregoing, the parties can mutually agree, in a writing signed by both Parties, at any time to terminate the Agreement. In addition, Executive’s employment may be terminated earlier in accordance with the termination provisions in Section 7. If INBK elects not to renew this Agreement at the end of the Term, Executive’s termination will be characterized as and be considered a termination without cause under Section 7(b). If Executive elects not to renew this Agreement at the end of the Term, Executive’s termination will be characterized as and considered a termination without good reason under Section 7(d).

4. Salary. Executive shall receive an annual minimum salary in the amount of Three Hundred Fifty Thousand Dollars ($350,000.00) (“Base Compensation”) payable at regular intervals in accordance with Bank’s normal payroll practices in effect from time to time. The Board of Directors or the Compensation Committee of Parent and Bank shall review Executive’s Base Compensation on an annual basis and may, in its discretion, consider and declare from time to time increases in the Base Compensation that it pays Executive. The increased level of Base Compensation as provided in this section shall become the level of Base Compensation for the remainder of the then existing Term of this Agreement until there is a further increase in Base Compensation as provided herein.

5. Benefit Programs. During the Term, Executive shall be entitled to participate in or receive benefits under any: (a) group life, health, medical, dental, disability or other insurance policy or plan; (b) pension, retirement, incentive compensation, or employee stock ownership plan; (c) bonus or

Exhibit 10.3
profit-sharing plan or program; (d) deferred compensation plan or arrangement, and; (e) any other employee benefit plan, program or arrangement, which are made generally available by INBK, as of the Effective Date and from time to time in the future, to Parent or Bank’s officers and employees on a basis consistent with the terms, conditions and overall administration of the foregoing plans, programs or arrangements and with respect to which Executive is otherwise eligible to participate or receive benefits. The foregoing shall not prohibit Parent or Bank, in its sole discretion, from amending, modifying, freezing, suspending or terminating such plans, if any, from time to time in the future to the extent permitted by applicable law. Nothing in this Agreement shall obligate INBK to institute, maintain or refrain from changing, amending or discontinuing any such plans or programs. Executive shall be entitled to annual vacation and sick leave in accordance with Bank’s policies in effect from time to time.

6. General Policies. All other matters relating to the employment of Executive by INBK not specifically addressed in this Agreement shall be subject to the general policies, procedures and rules regarding employees of INBK in effect from time to time, including the Code of Conduct and the Employee Handbook, as may be amended by Parent or Bank in their sole discretion. Executive acknowledges that he has been given a copy of INBK’s Code of Conduct and Employee Handbook and that he will abide by the general policies, procedures and rules regarding employees of INBK, including but not limited to those in the Code of Conduct and Employee Handbook. In the event there is a conflict or dispute between the terms of this Agreement and any policies, procedures or rules of INBK, including those in the Code of Conduct or the Employee Handbook, the terms of this Agreement shall control. Executive further agrees that he shall at all times provide services in compliance with all federal, state and local laws, regulations and ordinances.

7. Termination. Subject to the respective continuing obligations of the parties, including but not limited to those set forth in Sections 9(b), 9(c), and 9(d), Executive’s employment may be terminated prior to the expiration of the Term as follows:

(a) Termination by INBK for Cause. INBK may, upon written notice to Executive, terminate Executive’s employment immediately for “Cause.” “Cause” is defined as Executive’s: (i) violation of any material provision or covenant of this Agreement, following written notice and thirty (30) days opportunity to cure; (ii) embezzlement or misappropriation of Parent or Bank funds or property; (iii) failure to comply, as determined by Parent, with any applicable confidentiality, noncompetition or data security agreement or obligation; (iv) failure to comply, as determined by Parent, with any applicable policy of Parent or Bank, including policies prohibiting discrimination or harassment; (v) ongoing failure to perform satisfactorily the duties reasonably required of Executive by Parent or Bank (other than by reason of disability, as defined below) following documented counseling and thirty (30) days opportunity to cure; (vi) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (vii) material breach of Parent or Bank’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to Parent, Bank or any Affiliate, or any applicable policy of Parent or Bank; (viii) engaging in any act or practice that involves personal dishonesty or demonstrates a willful and continuing disregard for the best interests of Parent, Bank, or their Affiliates; (ix) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to Parent, Bank, or any of their respective Affiliates, business or customers, employees or vendors; (x) removal from his Principal Position as required by any requirement or directive of a government agency or authority having jurisdiction over Parent or Bank; or (xi) removal or permanent prohibition from participating in the conduct of the affairs of Parent, Bank or their respective Affiliates by an order issued under subsection 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 USC §§ 1818(e)(4) and (g)(1).

(b) Termination by INBK Without Cause. INBK may terminate Executive’s employment without cause at any time upon written notice to Executive; provided, however, that the “date of

Exhibit 10.3
termination” for purposes of determining benefits payable to Executive under Section 8(b) hereof shall be the date which is thirty (30) days after Executive receives written notice of such termination. Termination without cause shall mean any termination by INBK that is not a termination for “Cause” as defined in Section 7(a).

(c) Termination by Executive for Good Reason. Executive may terminate his employment for “Good Reason” upon at least sixty (60) days advance written notice to INBK. “Good Reason” means: (i) Executive is removed from his Principal Position by INBK without Executive’s consent, except where INBK acts to remove Executive for Cause as defined in Section 7(a); (ii) the authority or responsibility of Executive’s Principal Positions are materially diminished without Executive’s consent, except for such changes as may be required by any government agency or authority having jurisdiction over Parent or Bank, or as may be required for the Board of Directors of Parent or Bank to perform its fiduciary obligations; (iii) any failure of Parent to obtain the assumption of the obligation to perform this Agreement by any successor, as contemplated in Section 17; (iv) any material violation by Parent or Bank of any material provision or covenant of this Agreement; (v) relocation of Executive’s principal office by more than fifty (50) miles from his current office in Fishers, Indiana; (vi) a material reduction of Executive’s Base Compensation; or (vii) a material reduction in Executive’s target bonus opportunity; provided, a change in Executive’s target bonus opportunity resulting from a change in the bonus program of INBK generally applicable to all executive officers shall not constitute a change in Executive’s target bonus opportunity. “Good Reason” shall not exist unless Executive gives written notice to INBK, which shall include the acts alleged to constitute Good Reason and INBK does not materially correct or cure such act(s) within thirty (30) days of receipt such notice.

(d) Termination by Executive Without Good Reason. Executive, upon at least sixty (60) days advance written notice to Bank, may terminate his employment without Good Reason. If Executive gives such notice of termination, INBK may (but need not) relieve Executive of some or all of Executive’s offices and responsibilities for part or all of such notice period, provided that Executive’s pay and benefits are continued for the lesser of sixty (60) days or the remaining period of his employment. Termination without Good Reason shall mean any termination by Executive that is not a termination for Good Reason, as set forth in Section 7(c).

(e) Death or Disability. Executive’s employment with INBK shall terminate automatically upon Executive’s death. Executive’s employment shall terminate in the event of Executive’s disability, but such termination for disability shall not be effective until thirty (30) days after notice to Executive of any such termination by INBK because of Executive’s disability. For purposes hereof, “disability” shall have the meaning assigned to it by Bank’s, then-in-place, long term disability benefits plan, provided that notice of any termination by INBK because of Executive’s disability shall have been given to Executive prior to the full resumption by him of the performance of such duties. In the event Bank does not have a long term disability benefits plan, “disability” shall mean Executive is unable to substantially perform the duties of his employment due to physical or mental disability for a continuous period of one hundred eighty (180) days or longer.

(f) Other Rights/Requirements. Nothing contained in this Agreement shall impair, affect or change any requirements otherwise imposed upon INBK or Executive by applicable statute, law, rule, regulation or other legal requirement, including, without limitation, Executive’s COBRA (as defined below) rights upon termination of employment.

8. Termination Payments. In the event of termination of Executive’s employment pursuant to Section 7, compensation shall continue to be paid to Executive as follows:

(a) Termination by INBK for Cause or Termination by Executive Without Good Reason. In the event of termination pursuant to Section 7(a) or Section 7(d), compensation provided for herein

Exhibit 10.3
(including Base Compensation) shall continue to be paid and Executive shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Sections 4 and Section 5, through the date of termination specified in the notice of termination and in a manner consistent with the applicable terms of the governing plan documents. Benefits, if any, payable under insurance, health, retirement, incentive, and bonus plans as a result of Executive’s participation in such plans through such date shall be paid when due under those plans. The date of termination specified in any notice of termination pursuant to Section 7(a) shall be no later than the last business day of the month in which such notice is provided to Executive.

(b) Termination by INBK Without Cause or Termination by Executive for Good Reason. In the event of termination pursuant to Section 7(b) or Section 7(c):

a.(A) Compensation provided for herein (including Base Compensation) shall continue to be paid and Executive shall continue to participate in the Executive benefit, retirement, and compensation plans and other perquisites as provided in Sections 4 and Section 5, through the date of termination specified in the notice of termination and in a manner consistent with the applicable terms of the governing plan documents;

(B) Contingent upon signing and timely delivery of the Release contemplated in Section 35, Executive shall receive a lump sum payment in cash equal to the greater of (1) the average of the cash bonuses paid or payable to him in the three (3) fiscal years of Parent prior to the fiscal year in which his employment terminates, or (2) the amount of cash bonus Executive was designated to receive under Bank’s annual incentive plan. Such payment shall be made on the next regularly scheduled payroll date following the timely receipt by INBK of the Release contemplated by Section 35 herein and the expiration of any applicable waiting periods; provided, if the thirty (30) day period Executive has in which to execute and return the Release spans two (2) calendar years, any payments made under this agreement shall commence on the next regularly scheduled payroll date in the second calendar year; and

(C) Benefits, if any, payable under insurance, health, retirement, incentive, and bonus plans as a result of Executive’s participation in such plans through such date shall be paid when due under those plans.

(D) Contingent upon signing and timely delivery of the Release contemplated in Section 35 and only if such action will not result in an excise tax or penalty pursuant to Section 409A of the Internal Revenue Code (the “IRC”), (A) to the fullest extent permitted by law and contract, the restrictions on any outstanding time-based or time-restricted incentive awards (including restricted stock and granted performance shares or units) granted to Executive at any time during his employment under Bank’s or Parent’s equity incentive plans or under any other incentive arrangement shall lapse and the shares underlying those incentive plans or arrangements shall become 100% vested and, if permissible under applicable law, freely transferable; and all stock options and stock appreciation rights granted to Executive after the date of this Agreement shall become immediately exercisable and shall become 100% vested; and (B) subject to applicable legal limitations and, where required, regulatory approval, in addition to all rights Executive would have to retain or transfer Parent’s or Bank’s shares acquired pursuant to stock-based awards, Executive shall have the right to require Parent or Bank to purchase, for cash, any shares of unrestricted stock or shares purchased upon exercise of any options, at a price equal to the fair market value (defined as the NASDAQ daily “closing” price averaged over the calendar month preceding the date of termination) of such shares.

a.In addition to the amounts payable and benefits provided pursuant to Section 8(b)(i), if termination occurs during the one (1) year period following a Change of Control (as defined below), contingent upon signing and timely delivery of the Release contemplated in Section 35, Executive shall be entitled to continue to receive from Bank his Base Compensation at the rate in effect on the date of

Exhibit 10.3
termination for the period of time equal to twenty-four (24) months. Payment of such amount shall be made in bi-weekly installments in the same sequence of bi-weekly payments as followed by Bank for the payment of salary, beginning on the first salary payment date following the timely receipt by INBK of the Release contemplated in Section 35 and the expiration of any applicable waiting periods, provided that if the thirty (30) day period Executive has in which to execute and return the Release spans two (2) calendar years, the first payment shall commence on the next regularly scheduled payroll date in the second calendar year, and continuing until paid in full, and such payments shall be in lieu of any other future payments which Executive would be otherwise entitled to receive under this Agreement, except as otherwise provided in Section 8(b)(i)(C) and Section 8(b)(iv). Notwithstanding the foregoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments or benefits to be made to or provided to Executive by Parent or Bank shall be deemed an “excess parachute payment”, as determined by Parent in good faith, in accordance with Section 280G of the IRC and be subject to the excise tax provided at Section 4999(a) of the IRC.

a.In addition to the amounts payable and benefits provided pursuant to Section 8(b)(i), if the termination does not occur during the one (1) year period following a Change of Control, contingent upon signing and timely delivering the Release contemplated in Section 35 herein, Executive shall be entitled to continue to receive from Bank his Base Compensation at the rate in effect on the date of termination for the period of time equal to the greater of (A) the remaining Term, or (B) twenty-four (24) months. Payment of such amount shall be made in bi-weekly installments in the same sequence of bi-weekly payments as followed by Bank for the payment of salary, beginning on the first salary payment date following the timely receipt by Bank and Parent of the Release contemplated in Section 35 and the expiration of any applicable waiting periods, provided that if the thirty (30) day period Executive has in which to execute and return the Release spans two (2) calendar years, the first payment shall commence on the next regularly scheduled payroll date in the second calendar year, and continuing until paid in full, and such payments shall be in lieu of any other future payments which Executive would be otherwise entitled to receive under this Agreement, except as otherwise provided in Sections 8(b)(i)(C) and Section 8(b)(iv).

a.Executive will not be able to continue any medical, dental or life insurance benefits except as permitted under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation rights or any conversion or other continuation privileges set forth in such benefit plans. Contingent upon Executive signing and timely delivery of the Release contemplated in Section 35, INBK will pay Executive on a monthly basis an amount not exceeding the total monthly cost based on Bank’s health insurance premium and the election made by the Executive, which Executive can use to pay for health insurance coverage, whether Executive should elect to continue his group health insurance coverage through COBRA, purchase an Affordable Care Act (“ACA”) marketplace plan coverage, or obtain other healthcare insurance (collectively, the “Health Insurance Payment”), as follows: (a) if Executive’s termination occurs during the one (1) year period following a Change of Control, INBK shall pay the Health Insurance Payment for a period of eighteen (18) months, or (b) if Executive’s termination does not occur during the one (1) year period following a Change of Control, INBK shall pay the Health Insurance Payment for a period of twelve (12) months. Notwithstanding anything to the contrary herein, should Executive enroll in a health insurance plan provided by a subsequent employer during any time period in which INBK is otherwise obligated to pay the Health Insurance Payment, then INBK’s obligation to continue the Health Insurance Payments shall terminate immediately. Executive shall promptly notify INBK should Executive become enrolled in a health insurance plan from a subsequent employer.

(v) For purposes of this Agreement, a “Change of Control” shall mean:

Exhibit 10.3
(A) The acquisition, within a 12-month period ending on the date of the most recent acquisition, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as in effect from time to time) of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute an acquisition of control: (A) any acquisition by a Person who, immediately before the commencement of the 12-month period, already held beneficial ownership of thirty percent (30%) or more of that combined voting power; (B) any acquisition directly from Parent (excluding an acquisition by virtue of the exercise of a conversion privilege); (C) any acquisition by Parent; (D) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent or any corporation controlled by Parent; or (E) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (iii) below are satisfied.

(B) The replacement of a majority of the members of the Board of Directors of either Parent or Bank during any 12-month period, by members who are not Continuing Directors. For purposes of this Agreement, a “Continuing Director” means an individual (i) who is, as of the Effective Date, a director of Bank or Parent, or (ii) who is elected as a director of Bank or Parent subsequent to the Effective Date and whose initial election, or nomination for initial election by Bank's or Parent’s shareholders, was approved by a vote of at least two-thirds (2/3) of the then Continuing Directors; provided, however, that no individual shall be considered a Continuing Director if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (defined as any solicitation subject to Rules 14a-1 to 14a-11 promulgated under the Securities Exchange Act of 1934, as amended, by any Person for the purpose of opposing a solicitation subject to Rules 14a-1 to 14a-11 by any other Person with respect to the election or removal of directors at any annual or special meeting of shareholders of Parent or Bank) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Parent or Bank (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(C) A reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation: (A) a majority of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Parent common stock and outstanding Parent voting securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding Parent stock and outstanding Parent voting securities, as the case may be; (B) no Person (excluding Parent, any employee benefit plan or related trust of Parent or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, thirty percent (30%) or more of the outstanding Parent common stock or outstanding voting securities, as the case may be) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and (C) a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were Continuing Directors at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

Exhibit 10.3
(D) The sale or other disposition of all or substantially all of the assets of Parent or Bank or of a majority of the combined voting power of the then outstanding voting securities of Bank entitled to vote generally in the election of directors of Bank, other than any of the following dispositions of such assets or securities: (A) to a corporation with respect to which following such sale or other disposition (i) a majority of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Parent common stock and outstanding Parent voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Parent common stock and outstanding Parent voting securities, as the case may be, (ii) no Person (excluding Parent and any employee benefit plan or related trust of Parent, Bank or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty percent (30%) or more of the outstanding Parent common stock or outstanding Parent voting securities, as the case may be) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (iii) a majority of the members of the board of directors of such corporation were members of the Parent Board at the time of the execution of the initial agreement or action of the Parent Board providing for such sale or other disposition of assets of Parent; (B) to a shareholder of Parent in exchange for or with respect to its stock; (C) to a Person that owns, directly or indirectly, a majority of the total value or voting power of all outstanding stock of Parent; or (D) to an entity, a majority of the total value or voting power of which is owned, directly or indirectly, by Parent or by a Person described in clause (iii).

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred upon an event described in this Section 8(b)(v) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, Parent or Bank under Section 409A of the IRC.

(c) Death or Disability. In the event of termination pursuant to Section 7(e), compensation provided for in this Agreement (including Base Compensation) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 4 and Section 5 and in a manner consistent with the applicable terms of the governing plan documents (i) in the event of Executive’s death, through the date of death, or (ii) in the event of Executive’s disability, through the date of termination pursuant to Section 7(e). Benefits, if any, payable under insurance, health, retirement, incentive, and bonus plans as a result of Executive’s participation in such plans through such date shall be paid when due under those plans. In the event Executive’s employment is terminated due to disability prior to the date Executive is eligible to receive disability benefits under the long-term disability plan sponsored by INBK, Executive shall be entitled to continue to receive from Bank his Base Compensation at the rate in effect on the date of termination until the earlier of (A) the date Executive is eligible to begin receiving disability benefits under the long-term incentive plan sponsored by INBK, or (B) the date six (6) months following termination of employment. Payment of such amount shall be made in bi-weekly installments in the same sequence of bi-weekly payments as followed by Bank for the payment of salary. In the event of Executive’s death, INBK will pay to Executive’s spouse for twelve (12) months on a monthly basis an amount not exceeding the total monthly cost based on Bank’s health insurance premium and the coverage election made by Executive, which Executive’s spouse can use to pay for health insurance coverage, whether through COBRA, an ACA marketplace plan coverage, or other healthcare insurance (collectively, the “Spouse Health Insurance Payment”). Notwithstanding anything to the contrary herein, should Executive’s spouse become entitled to receive health insurance from another source during any time period in which INBK is

Exhibit 10.3
otherwise obligated to pay the Spouse Health Insurance Payment, then INBK’s obligation to continue the Spouse Health Insurance Payments shall terminate immediately.

9. Restrictive Covenants.

(a) Definitions. For purposes of this Agreement, the following terms have the following meanings:

a.“Affiliate” or “Affiliates” means an entity which controls, is controlled by or is under common control with Bank and shall include Parent and any subsidiaries or affiliated entities as the same may exist from time to time during Executive’s employment with INBK or thereafter.

a.“Banking and Financial Services” shall mean those banking and related financial services and products of Bank or its Affiliates, including but not limited to checking and savings accounts, money market accounts, health savings accounts, certificates of deposit, loans, and lines of credit, whether provided digitally or otherwise, provided during any period in which Executive served in any capacity for Bank and all banking and related financial services substantially similar to such banking and related financial services.

a.“Competitive Capacity” means (i) serving in an executive level or management position with a Competitor; (ii) performing tasks or duties for a Competitor similar to the tasks or duties Executive performed during the last year of employment with Parent and Bank; (iii) managing or supervising those who, for a Competitor, perform tasks or duties similar to those which Executive performed in the last year of his employment with Parent and Bank; or (iv) performing, on behalf of a Competitor, tasks or duties in which Executive utilizes any Confidential Information that Executive learned or had access to during the course of his employment with Parent or Bank.

a.“Competitor” means a bank, bank holding company, credit union, banking association, financial institution (other than a Community Development Financial Institution) or other business entity (including, without limitation, entities whose primary business is providing digital lending, credit or deposit generation, regardless of whether such business entity is licensed or regulated as a financial institution or whether it accepts deposits insured by the Federal Deposit Insurance Corporation) whose primary business in the United States is providing Banking and Financial Services and (A) which has assets as of the most recently completed calendar quarter of more than Five Hundred Million Dollars ($500,000,000), or (B) which has been providing Banking and Financial Services for less than five (5) years.

a.“Confidential Information” shall mean any and all materials, records, data, documents, lists, writings, and information (whether in writing, printed, electronically stored, computerized, on disk or otherwise, including all copies, summaries, analyses, drafts, and extracts) relating or referring in any manner to trade secrets (as currently defined under applicable law, including the Indiana Uniform Trade Secrets Act, the federal Defend Trade Secrets Act, and any amendments thereto or successor statutes) of INBK and/or other non-public financial or proprietary information of INBK, including, but not limited to, business reports, business plans, financial projections, income statements, profit and loss statements, business strategies and/or strategic plans, internal audits, sales, sales techniques, budgets, pricing, research and development, intellectual property, software and/or computer programs, marketing strategies, marketing plans or materials, business development plans or strategies, records or information relating to customers or account holders, of INBK, customer lists, and processes, systems, methods, documentation or devices used in or pertaining to the business of INBK which are unique to the business of or services or products of INBK. Notwithstanding the foregoing, Confidential Information excludes, however, information that is already known to the public prior to the Effective Date of this Agreement, becomes known

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to the public through authorized publication or otherwise through no breach of this Agreement, can be established by documentary evidence to have been in Executives legitimate and lawful possession prior to his employment with Bank without any obligation of confidentiality, was lawfully received by Executive from a third party without any confidentiality obligation and which the third party did not obtain through improper means, or was developed by Executive, independently and without the benefit of the Confidential Information received from INBK.

a.“Customer” or “Customers” shall mean any person or Entity to whom Bank or any Affiliate rendered or provided Banking and Financial Services at any time during the one (1) year period prior to Executive’s termination of employment: (a) with whom Executive had any direct or material business contact (contact that is intended to establish or strengthen a business relationship for INBK); (b) or whom Executive managed or had responsibility for; or (c) about whom or which Executive obtained Confidential Information.

a.“Date of Termination” shall mean the effective date on which Executive’s employment terminates.

a.“Employee” or “Employees” shall mean any employee of Bank or any Affiliate in whom INBK has a legitimate protectable interest and who is employed by Bank or any Affiliate, or who was employed by Bank or any Affiliate, at any time during the six (6) month period prior to the Date of Termination.

a.“Agents” and “Independent Contractors” shall mean any person or Entity engaged or contracted by INBK as an agent or independent contractor, or who was engaged or contracted by INBK as an agent or independent contractor during the six (6) month period prior to the Date of Termination.

a.“Indirectly” shall mean that Executive will not assist others in performing business activities that Executive is prohibited from engaging in directly under this Agreement.

a.“Entity” shall mean any partnership, corporation, organization, bank, credit union, firm, association, limited liability company, trust, joint venture, company or other entity and any department, body or agency.

a.“Prospective Customer” or “Prospective Customers” shall mean a person or Entity who was solicited, targeted or identified as a potential or prospective client by Executive, or about whom or which Executive obtained information on behalf of INBK or any Affiliate, for the purposes of soliciting, targeting or identifying as a prospective or potential customer, during the one (1) year period prior to the Date of Termination, or who was the direct target of sales or marketing activity by Executive or whom Executive knew was a target of Bank or any Affiliate during the one (1) year period prior to the Date of Termination. In the event Executive has been employed by Bank less than six (6) months at Date of Termination, then the applicable period is the period of Executive’s employment with Bank.

a.“Restricted Area” means the entire United States.

a.“Restricted Period” means the period of Executive’s employment with Bank and the one (1) year period after the Date of Termination, regardless of the reason for or many of termination.

a.“Solicit” shall mean any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, inducing, encouraging, or requesting either expressly or implicitly, any person or Entity, in any manner, to take or refrain from taking action.

Exhibit 10.3
a.“Suppliers” and “Vendors” shall mean any Person or Entity who supplied or provided goods or services to INBK during the six (6) month period prior to the Date of Termination.

(b) Non-Solicitation. Executive agrees that during the Restricted Period, Executive shall not, directly or indirectly (including through any partnership, corporation or business entity in which Executive has ownership interest or serves as an officer, employee, independent contractor, representative, agent or consultant), either for Executive’s own benefit or the benefit of any other person or Entity:

a.solicit, divert or take away (or attempt to solicit, divert or take away) any Customer; or

a.solicit or attempt to solicit the business of any Prospective Customer for Banking and Financial Services; or

a.sell, provide, or accept any request to sell or provide, any Banking and Financial Services to any Customer or Prospective Customer; or

a.request, advise, persuade or induce or attempt to request, advise, persuade or induce any Suppliers or Vendors of INBK, to terminate, reduce, limit or change their business or relationship with INBK; or

a.recruit, solicit, entice or persuade, or attempt to recruit, solicit, entice or persuade, any Employee to terminate him or his employment with Bank or any Affiliate; or

a.offer or provide employment (whether on a full-time or part-time, consulting or independent contractor basis) to any Employee for any competitive or other position with a Competitor; or

a.solicit, entice or persuade, or attempt to solicit, entice or persuade, any Independent Contractor or Agent to terminate its contract or relationship with INBK, or discontinue providing services to INBK and/or Customers; or

a.request, advise, persuade or induce, or attempt to request, advise, persuade or induce any Customer to terminate, reduce, limit or change their business or relationship with Bank or any Affiliate; or

a.request or advise any Prospective Customer not to do business with Bank or any Affiliate; or

a.otherwise interfere with or damage (or attempt to interfere or damage) any relationship between Bank or any Affiliate and any Customer, Prospective Customer, or shareholder of Bank or an Affiliate.

(c) Covenant Not to Compete or be Employed by Competitors. Executive agrees that during the Restricted Period, he shall not, directly or indirectly (including through any Entity in which Executive has an ownership interest or serves as an officer, employee, independent contractor, representative, agent or consultant), either for Executive’s own benefit or the benefit of another person or Entity:

a.acquire any voting interest or ownership interest in a Competitor, provided however, that Executive is not restricted from owning as a passive investor less than five percent (5%) of the outstanding shares of a corporation of any class which is publicly traded, so long as Executive has no direct or indirect participation in the business of such corporation;

a.serve as an officer, director, manager, proprietor, or organizer, of any Competitor in the Restricted Area; or

Exhibit 10.3

a.serve as an employee, agent, advisor, representative, consultant, or independent contractor of, or in a Competitive Capacity for, a Competitor in the Restricted Area, or otherwise, perform services for or render assistance to or use or permit Executive’s name to be used in connection with a Competitor in the Restricted Area.

(d) Non-Disclosure of Confidential Information. During the course of Executive’s employment with INBK, Executive agrees that he has or will continue to become knowledgeable about or in possession of Confidential Information and that as a key Executive of INBK, he has gained or will gain substantial information regarding INBK’s business operations, including its unique business model, and its customer relationships. If Confidential Information were to be divulged or become known to any Competitor or to any person outside the employ of INBK, or if Executive were to become employed by a Competitor or engage in competition with INBK, INBK would suffer irreparable damage and injury. In addition, Executive has or may develop relationships with customers of Bank or its Affiliates so that use of the Confidential Information could be used to solicit the business of such customers away from Bank or any Affiliate. Executive acknowledges and agrees that the Confidential Information derives substantial economic value, among other reasons, from not being known or readily ascertainable by proper means by others who could obtain economic value from its disclosure. Executive acknowledges and agrees that INBK uses reasonable means to maintain the confidentiality or secrecy of Confidential Information.

Executive agrees that he shall not, directly or indirectly: (i) disclose, communicate, deliver, provide, or give possession of any Confidential Information to any person or Entity except authorized employees or representatives of INBK who have a need to know such Confidential Information for a proper business or corporate purpose, as required in the normal course of Executive’s service as an employee of INBK; (ii) use any Confidential Information to compete against INBK, or use any Confidential Information for Executive’s own benefit or for the benefit of any Entity or individual other than INBK and its authorized employees or representatives; (iii) aid any person or Entity in obtaining Confidential Information or disclosing Confidential Information to any third party; or (iv) take any action to cause, or fail to take any action necessary to prevent, any such information to lose its character or cease to qualify as Confidential Information.

This confidentiality covenant shall be binding upon Executive during Executive’s employment with INBK and thereafter until and unless the Confidential Information becomes obsolete, such Confidential Information becomes generally known in INBK’s trade or industry by means other than a breach of this confidentiality covenant, or Executive is requested or required to disclose Confidential Information by valid court order or subpoena, or in response to an inquiry or request by a governmental agency or self-regulatory organization. Executive agrees to notify INBK within three (3) business days of the receipt of any such court order or subpoena or request, unless otherwise prohibited by law. If a court reviewing this provision finds the temporal scope unreasonable, Executive agrees that the obligations regarding Confidential Information shall continue for a period of two (2) years after the Date of Termination.

Nothing in this Section 9(d), or any other provision of this Agreement, shall be construed to prohibit Executive from reporting conduct to, providing information to, or participating in any investigation or proceeding brought or conducted by, any federal, state, or local government agency or self-regulatory organization.

Executive agrees that all Confidential Information and all records, documents and materials relating to all Confidential Information, shall be and remain the sole and exclusive property of INBK. On or before the Date of Termination, Executive agrees to promptly return to INBK (at Bank’s main office) all such Confidential Information and other property of INBK, including but not limited to, computers, smart phones, computer disks, electronic data without regard to the means of storage, credit cards,

Exhibit 10.3
identification cards, badges, keys, and any other physical or personal property belonging to INBK, and any copies, duplicates, reproductions or excerpts of any of the foregoing, even if down loaded or copied to Executive’s personal computer, personal data assistant or other mechanism used for storing information, without Executive retaining a copy thereof.

(e) Reasonableness/Survival of Covenants. Executive acknowledges that Bank and Parent are entitled to the full one (1) year post-termination restriction on the activities set forth herein in this Section 9(b) and Section 9(c). Therefore, in the event any of the provisions of Section 9(b) or Section 9(c) are breached by Executive, the commencement of the Restricted Period shall be automatically extended by the time of such breach, measured from the date of the breach until Executive is in full compliance with the restrictive covenant. This Section 9 shall survive the termination of this Agreement or Executive’s employment with INBK regardless of the reason for termination. Executive agrees and acknowledges that the covenants, restrictions and obligations set forth in this Agreement are reasonable and necessary to protect the legitimate protectable business interests of INBK. Executive further represents and warrants that his experience and capabilities are such that the restrictive covenants in this Agreement will not prevent his from earning a living and that Executive will be fully able to earn an adequate livelihood for himself and any spouse, significant other or dependents, if any such provision is specifically enforced against Executive. Accordingly, this Section 9 shall be enforced to the maximum extent allowed by law.

10. Notice of Termination. Any termination of this Agreement pursuant to Section 7, except in the circumstances of Executive’s death, shall be communicated by written “Notice of Termination” by the terminating party to the other party hereto. Any “Notice of Termination” pursuant to Section 7(a), Section 7(c) or Section 7(e) shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

11. Suspensions. If Executive is suspended and/or temporarily prohibited from participating in the conduct of Bank’s or any Affiliates’ affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), INBK’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, INBK shall pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and reinstate (in whole or in part) any of its obligations which were suspended.

12. Removal. If Executive is removed and/or permanently prohibited from participating in the conduct of Bank’s or any Affiliates’ affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of INBK under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties, including but not limited to Executive’s rights to payments under this Agreement, shall not be affected.

13. Regulatory Oversight. All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of Parent or Bank by order of any state or federal banking regulatory agency with supervision of the Parent or Bank or any of their Affiliates, unless stayed by appropriate proceedings, and neither Parent nor Bank shall be under any obligation to perform any of its obligations hereunder if it is informed in writing by any state or federal banking regulatory agency with supervision of the Parent or Bank or any of their affiliates that performance of its obligations would constitute an unsafe or unsound banking practice. If Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of such default, but this provision shall not affect any vested rights of the parties.

Exhibit 10.3
Notwithstanding anything herein to the contrary, any payments made to Executive pursuant to the Agreement, or otherwise, shall be subject to and conditional upon compliance with 12 U.S.C. §1828(k) and any regulation promulgated thereunder.

14. Successor Payments. If Executive’s termination occurs due to his death or should Executive die after termination of his employment with INBK while any amounts were payable to him hereunder prior to his death, this Agreement shall inure to the benefit of and be enforceable by Executive’s executors, administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to his estate.

15. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given (a) if delivered by overnight courier on the next business day after deposit with the courier service, absent persuasive evidence of the failure of delivery thereof on such date and then on the day of delivery indicated by such evidence, or (b) if, mailed three (3) business days after mailing if sent by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: Kenneth J. Lovik
[home address on file with Bank]

If to Parent or Bank: Chairman of the Board
First Internet Bancorp
8701 E. 116th Street
Fishers, IN 46038

or to such other address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16. Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Indiana, without reference to the choice of law principles or rules thereof, except to the extent that federal law shall be deemed to apply.

17. Assignment/Successors and Assigns. Executive may not assign or delegate his rights and obligations and any prohibited assignment or delegation by Executive will be null and void except as provided in Section 14. Without limiting the foregoing, Executive’s right to receive compensation hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution as set forth in Section 14 hereof, and in the event of any attempted assignment or transfer contrary to this paragraph, INBK shall have no liability to pay any amounts so attempted to be assigned or transferred. Parent shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Parent, by agreement in form and in substance satisfactory to Executive to expressly assume and agree to perform this Agreement in the same manner and same extent that Parent would be required to perform if no such succession had taken place. Failure of Parent to obtain such agreement prior to the effectiveness of any such succession shall be a Good Reason entitling Executive to terminate his employment with Parent and Bank pursuant to Section 7(c) hereof. As used in this Agreement, “Parent” shall mean Parent as hereinbefore defined and any successor to its business or assets as aforesaid.

18. Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Parent’s Chief Executive

Exhibit 10.3
Officer or other duly authorized officer, Bank’s Chief Executive Officer or other duly authorized officer, and Executive.

19. Waiver. No failure or delay by INBK in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any waiver by INBK under this Agreement operate or be construed as a continuing waiver or a waiver of any subsequent breach or noncompliance hereunder. No single or partial exercise of any right or remedy by INBK shall preclude any other or further exercise thereof or the exercise of any other right or remedy. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

20. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect.

21. Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed a duplicate original, and all of which together shall constitute but one and the same agreement. The parties agree that signatures transmitted by facsimile or other electronic means are acceptable the same as original signatures for the execution of this Agreement.

22. Enforcement. Executive acknowledges that the restrictions in Section 9, in view of the nature of the business in which INBK is engaged, are reasonable and necessary in order to protect the legitimate business interests of INBK and that any violation of Section 9 would result in irreparable injury to INBK. In the event of a breach or a threatened breach by Executive of Section 9 of this Agreement, INBK shall be entitled to a temporary restraining order and preliminary or permanent injunction (without the necessity of showing any actual damages), restraining Executive from the commission of such breach or a decree of specific performance of the provisions of Section 9 herein and no bond or other security shall be required in that connection. In any such action, Executive hereby waives all claims or defenses that INBK has an adequate remedy at law, and Executive shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. In any action that is brought to enforce or interpret this Agreement, the prevailing party shall be entitled to recover its, his or their attorneys’ and paralegal fees, costs and expenses incurred in connection therewith. Nothing herein contained shall be construed as prohibiting INBK from pursuing any other remedies available to it or them for such breach or threatened breach, including the recovery of money damages.

23. Document Review. The parties hereby acknowledge and agree that each (a) has read this Agreement in its entirety prior to executing it, (b) understands the provisions and effects of this Agreement, (c) has consulted with such attorneys, accountants and financial and other advisors as it or he has deemed appropriate in connection with their respective execution of this Agreement, (d) has executed this Agreement voluntarily and knowingly and (e) that no promise, inducement or agreement, not expressed herein, has been made to Executive. EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY LEGAL COUNSEL TO PARENT AND BANK AND THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM INBK OR ITS COUNSEL AND THAT IN EXECUTING THIS AGREEMENT HE DOES NOT RELY AND HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT BY INBK OR INBK’S AGENTS, OTHER THAN THE STATEMENTS WHICH ARE CONTAINED WITHIN THIS AGREEMENT. EXECUTIVE HAS BEEN AFFIRMATIVELY ADVISED TO SEEK LEGAL COUNSEL OF HIS OWN CHOOSING PRIOR TO SIGNING THIS AGREEMENT.

Exhibit 10.3
24. Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to Executive’s employment or any of the subjects covered by this Agreement have been made by any party that is not set forth expressly in this Agreement. This Agreement supersedes and replaces any pre-existing employment agreements and any other agreements on the subjects covered by this Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof. This Agreement is intended to be the sole employment agreement between the parties.

25. Withholding Taxes. Parent and Bank may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes that, by applicable federal, state, local or other law, INBK is required to withhold therefrom or as may be authorized in writing by Executive. Executive agrees that he is responsible for paying all taxes that may be owed by him on any amounts paid under this Agreement, and he agrees to indemnify INBK from any and all liability, including, but not limited to, taxes, penalties, interest and attorneys’ fees, if it is determined by a state or federal agency or court that tax liability arises from the consideration paid to him, or on his behalf, under this Agreement.

26. Severability/Blue Pencil. Each of the provisions of this Agreement, including the covenants in Section 9, are distinct and severable, notwithstanding that the covenants may be set forth in one section for convenience. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable in whole or in part, for any reason, neither the validity of the remaining part of such provision nor the validity of any other provision of this Agreement shall in any way be affected. Should any particular restrictive covenant, provision or clause of this Agreement be held unreasonable or unenforceable for any reason, including without limitation, the time period, geographic area and/or scope of activity covered by such covenant, provision or clause, the parties acknowledge and agree that such covenant, provision or clause shall be given effect and enforced to whatever extent would be reasonable and enforceable under applicable law. The parties expressly authorize a court of competent jurisdiction to modify or rewrite such provision to limit the covenants to cover the maximum period of time, range of activities or other restrictions as would be enforceable under Indiana law.

27. “No-Defense” Provision. The covenants set forth in Section 9 are essential terms and conditions to INBK employing Executive, and shall be construed as independent of any other obligations or agreements between Executive and INBK. The existence of any claim or cause of action Executive may have against INBK, including but not limited to INBK’s alleged material breach of any agreement with Executive, shall not constitute a defense to the enforcement by INBK of the covenants and obligations in this Agreement and shall not relieve Executive of his obligations under this Agreement.

28. Jurisdiction and Venue. The parties hereby agree that all suits, actions, proceedings, litigation, disputes, or claims relating to or arising out of this Agreement shall be filed and tried in the Superior or Circuit Court, as appropriate, of Hamilton County, Indiana or federal court in the Southern District of Indiana, Indianapolis Division, as appropriate. In this regard, the parties hereby: (a) agree that venue shall be such stated courts; (b) irrevocably consent to service of process and to the jurisdiction and venue of such courts; and (c) irrevocably waive any claim of inconvenient forum if any such suit, claim, proceeding, litigation, dispute, or claim has been filed, brought, or made in any of such courts.

29. Construction. This Agreement is the result of negotiations between the parties, and no party shall be deemed to be the drafter of this Agreement. Accordingly, this Agreement shall be interpreted and construed without any presumption or inference based upon or against the party causing this Agreement to be prepared. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any party. Unless the context of the Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole; (b) “or” has the inclusive meaning frequently identified with the phrase “and/or”; (c) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to”

Exhibit 10.3
or “including but without limitation”; (d) references to one gender includes all genders; and (e) references to “herein,” “hereunder,” “hereof” or “herein below” relate to the Agreement as a whole. Any reference in this Agreement to any statute, rule, regulation or agreement (including this Agreement) shall be deemed to include such statute, rule, regulation, or agreement as it may be modified, varied, amended, or supplemented from time to time.

30. Section Headings. Section headings are inserted into this Agreement for convenience only and shall not affect any construction or interpretation of this Agreement.

31. Tax Payments. Notwithstanding anything in this Agreement to the contrary, in the event Parent, in good faith, determines that any payment by INBK to or for the benefit of Executive, whether paid or payable pursuant to the terms of this Agreement, would be non-deductible for federal income tax purposes because of IRC Section 280G, the amount payable to or for the benefit of Executive pursuant to the Agreement will be reduced (but not below zero) to the Safe Harbor Cap. For purposes of this Agreement, the “Safe Harbor Cap” will be the maximum amount that could be paid to Executive without causing the payment to be non-deductible by Bank or Parent because of IRC Section 280G.
32. Disclaimer. Nothing in this Agreement shall be construed to prohibit Executive from reporting conduct to, providing truthful information to, or participating in any investigation or proceeding brought or conducted by, any federal or state government agency or self-regulatory organization.
33. Section 409(A). It is intended that any severance or termination payment that may be due under this Agreement will not cause a violation of Section 409(A) of the IRC. Thus, notwithstanding anything in this Agreement to the contrary, if any provision in this Agreement or any severance or termination payment would result in the imposition of an applicable tax under Section 409(A), that Agreement provision or severance payment will be reformed to avoid imposition of the applicable Section 409(A) tax. If an amount is to be paid under this Agreement in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409(A).
34. Survival of Provisions. Any provision of this Agreement, which by terms or reasonable implication is to be or may be performed or effective after the termination of the Agreement, shall be deemed to survive such termination.

35. Release. INBK’s obligation to make any payments provided for in Section 8(b)(i)(B), Section 8(b)(ii), Section 8(b)(iii), or Section 8(b)(iv) is expressly conditioned and contingent upon Executive releasing INBK and all affiliates, including their respective predecessors, successors, and assigns and their respective agents, employees, officers, directors, shareholders, attorneys, insurers, and representatives, from any and all claims, as is legally permissible. Such release shall be substantially in the form attached hereto as Exhibit A and must be executed by Executive within thirty (30) days of termination of employment and Executive’s receipt of the Release in order for Executive to be entitled to any such payments.

36. Payments. Any payments made under Section 8(b)(i)(B), Section 8(b)(ii), Section 8(b)(iii), or Section 8(b)(iv) shall be made in accordance with this Agreement following the timely receipt by INBK of the Release contemplated by Section 35 herein and the expiration of any applicable waiting periods; provided, if the thirty (30) day period Executive has in which to execute and return the Release span two (2) calendar years, any payments made under this Agreement shall commence on the next regularly scheduled payroll date in the second calendar year. Executive understands that he will not receive the termination payments or any other consideration contemplated hereunder, including any COBRA payments, until and unless he executes the Release and has not revoked the Release in accordance with any revocation rights set forth in the Release. An Internal Revenue Service Form W-2 shall be issued to Executive for any payments hereunder. Should Executive be entitled to any payments under this Agreement, Executive shall not have any right to pledge, assign, or in any way create a lien upon the payments. The payments, if any, are not assignable in anticipation of payment, either by voluntary or

Exhibit 10.3
involuntary acts, or by operation of law. Nothing, however, restricts any right of set-off, counterclaim or recoupment that INBK may otherwise have against Executive.

37. Mutual Non-Disparagement. At any time during or after the termination of Executive’s employment with INBK, regardless of the reason for the termination or however terminated, Executive agrees that Executive will not disparage Bank, Parent or any of its or their Affiliates, or its or their business, services, owners, officers, directors, employees, or any dealings of any kind between Executive and INBK or any Affiliate, to any third party. Furthermore, Executive agrees that Executive will not disparage any of INBK’s customers, vendors or suppliers, or any other person or Entity (as defined in Section 9(a)(xi)) that does business with INBK, including any of its or their directors, officers, employees, owners and executives, to any third party or otherwise take any action which could reasonably be expected to adversely affect the personal, professional or business reputation of those entities or persons. At any time during or after the termination of Executive’s employment with INBK, regardless of the reason for the termination or however terminated, Bank and Parent agree that their respective chief executive officer, chief financial officer, and general counsel will not disparage Executive to any third party. For purposes of this Agreement, “disparage” shall mean any negative, defamatory, false, or misleading statement, whether written or oral, about those entities or persons, its’ or their work product, or business operations.

38. Disclosure of Agreement. During the Restricted Period, Executive agrees that he will disclose the existence and terms of this Agreement to any prospective employer, investor, or business partner prior to entering into an employment, partnership, consulting, investment, or other business relationship with such person or Entity (as defined in Section 9(a)(xi)). Executive further agrees that INBK may, if it so desires, make the provisions of the Agreement known to any such prospective employer, investor or business partner.

39. Notice of Rights Pursuant to Section 7 of the Defend Trade Secrets Act. Notwithstanding any provisions in this Agreement or any INBK policy applicable to the unauthorized use or disclosure of trade secrets or confidential information, Executive is hereby notified that, pursuant to Section 7 of the Defend Trade Secrets Act (“DTSA”), Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law. Executive also may not be held liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

40. Indemnification and Directors and Officers Liability Insurance. Executive is entitled to indemnification to the extent provided under Bank’s and Parent’s Articles of Incorporation, as may be amended by Bank or Parent, from time to time, in their sole discretion (“Articles”). Notwithstanding anything to the contrary in the Articles, including any amendments thereto, or any other agreement or other documents, any indemnification by Bank or Parent of Executive shall apply only to claims, demands, legal actions, suits or proceedings (“Legal Action” or “Legal Actions”) made or asserted by third parties. Executive hereby agrees and acknowledges that Executive is not entitled to, and neither Bank nor Parent is required to provide, indemnification for any Legal Actions brought against Executive by Bank or Parent or any entity controlling, controlled by or under common control with Bank or Parent. Bank and Parent, and each of their respective successors and assigns, agree to maintain and continue to provide director and officer liability insurance coverage for Executive to the same extent and on the same terms which Bank provides such coverage to similarly situated executives or former executives.

Exhibit 10.3

[Signature Page Follows]

Exhibit 10.3

IN WITNESS WHEREOF, the parties have caused the Agreement to be executed and delivered as of the date set forth above.

“BANK”
First Internet Bank of Indiana

By:
David B. Becker
Chairman of the Board and
Chief Executive Officer

“PARENT”
First Internet Bancorp

By:
David B. Becker
Chairman of the Board and
Chief Executive Officer

Exhibit 10.3

“EXECUTIVE”

Kenneth J. Lovik

EXHIBIT A

RELEASE OF CLAIMS

[DO NOT SIGN UNTIL ON OR AFTER THE DATE OF TERMINATION]

FOR VALUABLE CONSIDERATION, including the payment to the undersigned Executive of certain termination or severance benefits pursuant to that certain Executive Employment Agreement dated the day of , 20xx (“Employment Agreement”) previously executed by and among Executive, First Internet Bancorp (“Parent”), and First Internet Bank of Indiana, Parent’s wholly-owned subsidiary (the “Bank”), Executive hereby freely and voluntarily makes this Release of Claims (“Release”).

Subject to the carve-out provisions set forth below, Executive, for his own behalf and on behalf of his heirs, personal representatives, executors, administrators, agents, and assigns, hereby forever and fully releases, acquits, and discharges the Parent and Bank and each of their subsidiaries, affiliates, and divisions, officers, directors, shareholders, managers, agents, representatives, employees, attorneys, insurers, successors and assigns (collectively the “Released Parties”), of and from any and all claims, actions, suits, debts, expenses, accounts, covenants, contracts, agreements, promises, obligations, warranties, trespasses, torts, injuries, losses, damages, attorneys’ fees, court costs, demands or other liability or relief of any nature whatsoever arising prior to the execution of the Release, whether known or unknown, foreseen or unforeseen, fixed or contingent, brought at law, in equity, or before any administrative agency or department, that Executive ever had or now has, including but not limited to all matters arising out of or in any way relating to Executive’s employment by Parent or Bank or the termination of his employment. No rights or claims arising after the execution of this Release are waived hereby. No vested rights arising under any benefit plans, retirement or 401k plans, or deferred compensation plans are waived hereby.

The above release provision includes, but is not limited to, those claims arising under (a) The Civil Rights Act of 1866, 42 U.S.C. §1981, (b) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. §2000e, et. seq., (c) the Age Discrimination in Employment Act of 1967 (“ADEA”), (d) the Older Workers Benefit Protection Act (“OWBPA”), (e) the Americans with Disabilities Act, as amended by the Americans with Disabilities Act Amendment Act, (f) the Family and Medical Leave Act, (g) the Indiana Wage Payment and Indiana Wage Claims Acts, (h) the Indiana Civil Rights Act, (i) the Fair Labor Standards Act, (j) the Employee Retirement Income Security Act (“ERISA”), except to the extent unrelated to Executive’s separation from employment to enforce any right to vested benefits, (k) any other federal, state, or local statutes or ordinances, (l) any and all tort or contract claims, including but not limited to breach of contract, breach of good faith and fair dealing, infliction of emotional distress, or wrongful termination or discharge, (m) and any and all claims which could have been alleged or pleaded in any litigation or other legal proceeding between Executive and any

Exhibit 10.3
of the Released Parties by reason of, arising out of or in any way relating to Executive’s employment by Parent or Bank or the termination of his employment.

Nothing contained in this Release, including the release set forth above, is intended to or shall preclude or prohibit Executive from filing a claim or charge with the Equal Employment Opportunity Commission or a corresponding state or local administrative body, or any other federal, state, or local governmental agency charged with enforcement of any law (collectively “Government Agencies”, or individually “Government Agency”). Executive further understands that this Release and the Employment Agreement do not prohibit or limit Executive’s ability to communicate with any Government Agency or otherwise participate in any action or investigation that may by conducted by any Government Agency, including providing information, without notice to Parent or Bank, whether initiated by Executive or in response to the Government Agency. Furthermore, this Release does not limit Executive’s right to receive financial incentives for information provided to any Government Agency; however, it is understood and agreed that Executive shall not seek or receive any individual monetary damages (including compensatory and/or punitive damages) or equitable relief that may result from the filing of a charge or complaint with a Government Agency, as this Release extinguishes Executive’s right to recover monetary damages and equitable relief as a result of any such charge or complaint.
In the event the Executive is forty (40) years of age or older, Executive understands that he is covered by the provisions of the ADEA and OWBPA. Accordingly, Executive has been given a period of at least twenty-one (21) days, within which to consider and execute the Release (“Review Period”). Executive may use as much or as little of the Review Period as he desires. Executive’s signature on the Release constitutes a waiver of any days remaining in the Review Period. Furthermore, Executive has been advised that after he signs this Release, he has an additional seven (7) days within which to revoke the Release. The Release shall become final and binding on the eighth day after Executive signs the Release, provided that he does not timely revoke the Release (“Effective Date”). Executive may timely revoke his signature of the Release if he provides written notice by 5:00 PM on or before the seventh day after signing the Release, provided that Executive’s written notice is either: (1) hand-delivered to and receipted by the Chairman of the Board, First Internet Bank of Indiana, 8701 East 116th Street, Fishers, Indiana 46038; or (2) delivered by receipted overnight delivery service to the Chairman of the Board, First Internet Bank of Indiana, 8701 East 116th Street, Fishers, Indiana 46038.

This Release cannot be modified, amended or changed, without the written consent of Bank’s Chairman of the Board and the Parent’s Chairman of the Board.

The invalidity or unenforceability of any provision or provisions contained in the Release shall not affect the validity or enforceability of any other provision of the Release, which shall remain in full force and effect.

The laws of the State of Indiana shall govern the validity, interpretation, construction, performance and enforcement of the Release regardless of where Executive resides. Executive agrees that any action related to the Release shall be brought and tried in either state court located in Hamilton County, Indiana, or federal court in the Southern District of Indiana, Indianapolis Division, as appropriate. Executive hereby: (a) agrees that venue shall be in such courts; (b) irrevocably consents to service of process and to the jurisdiction and venue of such courts; and (c) irrevocably waives any claim of inconvenient forum if any such suit, claim, proceeding, litigation, dispute, or claim has been brought, filed, or made in any such court.

In the event any of the Released Parties assert the Release as a defense to an action brought by or on behalf of Executive, and the Released Parties prevail, the Released Parties shall be entitled to recover its or their reasonable attorneys’ and paralegal fees, costs and expenses, unless otherwise prohibited under federal or state law. This provision does not apply to any action or claim Executive may assert under the

Exhibit 10.3
ADEA, or any other federal or state statute or law that prohibits the recovery of such fees, costs and expenses by the Released Parties.

Executive represents that he has read this Release, fully understands each and every provision of this Release; and has voluntarily, of his own accord, executed this Release. Executive acknowledges that in consideration of accepting the termination or severance payments, he is releasing certain legal claims. Executive has been affirmatively advised to seek legal counsel of his own choosing before signing the Release. Executive acknowledges that he has carefully read and fully understands the provisions of the Release and that he has executed this Release based upon advice of his attorney. Executive further acknowledges that the Release has been executed solely in reliance upon Executive’s own knowledge, belief and judgment, and not upon any representations by the Parent or Bank, or any individual or party associated with the Parent or Bank. Executive further declares and represents that no promise, inducement or agreement, not herein expressed, has been made to him, and that the terms of the Release are contractual and not mere recitals.

EXECUTIVE HAS READ THE ENTIRE RELEASE BEFORE SIGNING BELOW.

IN WITNESS WHEREOF, the Executive has executed this Release on the date stated below.

“EXECUTIVE”

Printed Name: Kenneth J. Lovik

Signature: _______________________________

Date: _______________________________